EXHIBIT 2.1

AGREEMENT BETWEEN SHANDONG YAOHUA MEDICAL INSTRUMENT

CORPORATION AND GUIDED THERAPEUTICS, INC.

CONFIDENTIAL, FINAL 12 AUGUST 2021

机密 2021年8月12日

This Agreement supersedes any and all statements, representations or agreements other than existing Purchase Orders between Guided Therapeutics, Inc, a Georgia, United States of American corporation (“GTI”) located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092 and Shandong Yaohua Medical Instrument Corporation, located at No. 5 Zhuijian Street, High-Tech Development Zone, Laiwu Shandong, Peoples Republic of China (“SMI). This agreement is dated 12 August 2021.

本协议取代任何及所有声明、声明或协议，现有采购订单除外，该协议由Guided Therapeutics, Inc. ，一个位于美国乔治亚州的公司（GTI） ，公司住所：5835 Peachtree Corners East, Suite B, Peachtree Corners, GA 30092, USA)和山东耀华医疗器械股份有限公司（SMI），公司住所：中国山东莱芜高新开发区珠江大街5号。本协议日期为2021年8月12日。

WHEREAS GTI had previously asserted that they had developed a platform technology for the early detection of disease that leads to cancer;

鉴于GTI先前曾声明开发了一个能够早期发现导致癌变病变的技术平台。

WHEREAS GTI had previously asserted that their first non-invasive cancer detection product is the LuViva® Advanced Cervical Scan device (the “Device”) and the related disposable cervical guides (the “Disposables” and, with the Device, “LuViva”). LuViva is designed to:

鉴于GTI先前曾声明他们的的第一个无创伤癌症检测产品—LuViva，高级宫颈扫描设备（Device）和与之相关的一次性宫颈导件（耗材, 和Device合称LuViva）。LuViva适用于：

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A.	Determine the true likelihood of treatable cervical disease that may lead to cancer in women aged 16 years and over who have been screened for cervical cancer and have an abnormal result

B.	Be used as a screening tool both in the developed and developing world where Papanicolau test and/or the Human Papilloma Virus tests are not widely available

WHEREAS LuViva products have previously been sold and used in Canada, Latin America, Europe, Turkey, Asia and Africa.

鉴于LuViva目前在加拿大、拉丁美洲、欧洲、土耳其、亚洲和非洲使用

WHEREAS GTI had previously asserted that they own the worldwide manufacturing, distribution and intellectual property (“IP”) rights to LuViva, and

鉴于GTI先前声明他们拥有LuViva的全球制造、分销和知识产权(“IP”)，以及

WHEREAS GTI asserts that they have the rights to license the global manufacturing rights, excepting the Disposable Cervical Guides in the Republic of Turkey and final assembly rights of the Device in Hungary, and the rights to license the distribution and sales rights for LuViva in the People’s Republic of China, Macau, Hong Kong and Taiwan (herein after collectively referred to as the “Jurisdictions”),

鉴于GTI 确定其除土耳其的一次性耗材和匈牙利的组装权外，有权对于LuViva的全球生产权、在中国大陆、澳门、香港和台湾 （以下统称作为“司法管辖区”）的分销和销售进行授权；

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WHEREAS SMI is a medical device company in China with an established distribution and sales capability and has indicated a capability and willingness to manufacture for the global market, and distribute and sell LuViva in the Jurisdictions,

山东耀华是一家在中国已经建立分销和销售网络的医疗器械公司，并对向全球市场提供生产和在司法管辖区内代理和销售LuViva有意愿和能力。

WHEREAS SMI, in order to obtain license to the license for global manufacturing rights and exclusive distribution and sales, of LuViva within the Jurisdictions, previous agreed to:

鉴于SMI为获得LuViva在辖区内的全球制造权和独家分销及销售许可，先前同意:

A.	Make payments in the sum of $1,000,000 to GTI in exchange for GTI stock
支付100万美元给GTI，以换取GTI的股票

B.	Establish a schedule for the initial purchase of the LuViva product, and
为LuViva产品的初始采购制定一个时间表

C.	Establish a schedule for minimum sales of the product
制定产品最低销售计划

D.	Establish a manufacturing capability for the manufacture of LuViva and the Disposables with the technical assistance of GTI
在GTI的技术支持下，建立LuViva和耗材的制造能力

E.	Apply for and receive Chinese Food and Drug Administration (CFDA) approval for LuViva.
申请并接受中国食品药品监督管理局(CFDA)批准LuViva。

WHEREAS BOTH PARTIES have acted in good faith, there have nonetheless been circumstances, in particular the COVID 19 pandemic and a clearer understanding by both Parties of what is needed to complete commercialization, that necessitate revisions and additions to the Agreement dated 24 July 2019, and the SMI-issued purchase order 20201221, dated 21 December, 2020.

虽然双方都是本着诚意行事，仍然有些状况，特别是COVID - 19大流行，以及双方对完成商业化所需内容的更清晰理解，需要对2019年7月24日的协议以及SMI的2020年12月21日的采购订单20201221进行修订和补充。

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To date, SMI has

A.	Made payments of $1,000,000 in which GTI has received $885,144.34 after the payment of Chinese taxes
B.	In 2017, SMI ordered five (5) LuViva devices and associated Disposables. SMI has paid in full for five devices and associated disposables
C.

In 2018, SMI ordered parts for five additional LuViva Base Units and Handheld Units for final assembly at SMI. SMI is supplying all parts other than the LuViva Base Units, Handheld Units and other parts as designated by the 2018 Purchase Order ("Collectively, the 2018 Subsystems)." GTI has received a full payment for these parts.

D.

SMI has established an infrastructure to manufacture the LuViva device with parts originating in China and using the Base Units and Handheld Units supplied by GTI. SMI is in the process of establishing the capability to manufacture the Disposable Cervical Guides, Base Units and Handheld Units all under ISO 13485:2016

到目前为止，SMI做到了

A．	支付100万美元，其中GTI在缴纳中国税款后已收到835,144.34美元
B．	2017年，订购了5台LuViva设备和相关的一次性耗材。SMI已经全额购买了5台设备和相关的一次性用品。
C.	2018年，SMI订购了五套额外的LuViva基础单元和手持单元的部件，用于SMI的最终组装。除去基本单元，手持单元，还有2018年采购订单中指定的配件，SMI提供其他所有的配件（总的来说，是2018年的子系统）。GTI已经收到了这些部件的全部货款。
D.	SMI已经建立了制造LuViva设备的能力，其部件源自中国，并使用GTI的基本单元和手持单元。该公司正在建立生产一次性宫颈导管、基本单元和手持单元的能力，所有这些都符合ISO 13485:2016标准。

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To date, GTI has

A.	Delivered five (5) LuViva Devices and associated Disposables.
B.

Provided all documents and data, including manufacturing transfer plan, product production, guidance documents, product quality standards, relevant patent certificates, fixed costs of products, personnel data, etc. as reasonably required

C.	Completed the Sinicization of the LuViva device
D.

Paid for the laboratory testing of the first samples of Disposables ("Cervical Guides") and made specific recommendations to SMI in order for the Disposable specifications to be met. Performed an evaluation of a second set of Cervical Guides and issued a report of this evaluation to SMI.

E.	Issued 12,147 shares of GTI stock in consideration for the $885,144.34 that GTI received from the $1,000,000 payment made by SMI.
F.	Provided 200 Cervical Guides at no cost to support the clinical trials.
G.	Provided all requested technical documents regarding manufacturing and clinical trials to SMI on an as needed basis.
H.	Invested over $30 million in developing and patenting the technology, including highly specialized parts that may need to be sourced via GTI.

到目前为止，GTI做到的：

A.	交付五(5)LuViva设备和相关的一次性用品
B.	根据合理要求，提供所有文件和数据，包括制造转移计划、产品生产、指导文件、产品质量标准、相关专利证书、产品装箱成本、人员资料等
C.	完成了LuViva设备的汉化工作
D.	支付了第一批由SMI生产的一次性耗材样品的实验室测试费用，并向SMI提出具体建议，以满足一次性耗材的规格。对第二组CG管进行了评估，并向SMI发表了一份评估报告。

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E.	发行12147股GTI股票，作为GTI从SMI支付的1,000,000美元中获得的885,144.34美元的对价。
F.	GTI免费提供200个CG管以支持临床试验。
G.	根据需要向SMI提供所有有关生产和临床试验的技术文件。
H.	投资超过3000万美元用于技术开发和专利申请，包括可能需要通过GTI采购的高度专业化的部件。

IT IS HEREBY AGREED AS FOLLOWS between SMI and GTI that (1) the payment schedule and terms for SMI Purchase Order 20201221, dated 21 December 2020, is amended by this agreement, and SMI is granted (2) exclusive manufacturing rights, excepting the Disposable Cervical Guides for the Republic of Turkey, and the final assembly rights for Hungary, and (3) exclusive distribution and sales rights for LuViva in the Jurisdictions, subject to the following terms and conditions:

SMI和GTI在此达成如下协议：（1）SMI的2020年12月21日的订单号为20201221的采购订单的付款期限和条款经本协议修改；(2)授权SMI独家制造权，但土耳其的耗材和匈牙利的最终组装权除外；(3) LuViva在辖区内的独家分销和销售权，但须符合以下条款和条件:

1.	Payments by SMI for Outstanding Purchase Order:
SMI对未完成采购订单的付款:

	A.	SMI shall make payments per the schedule in Appendix A to complete payment for the goods and services ordered on SMI Purchase Order 20201221, dated 21 December 2020.
SMI应按照附录A中的时间表以完成针对SMI2020年12月21日签订的订单号为20201221的采购订单中的货物和服务的付款。

2.	GTI transfer of stock: GTI股份转让

Completed. 完成

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3.	2019 – 2021 Orders: 2019-2020年的订单

	A.	SMI shall honor all open purchase orders it has executed to date with GTI in order to maintain Jurisdiction sales and distribution rights. These include:
SMI应履行迄今为止与GTI一起执行的所有未公开采购订单，以维持管辖区销售和分销权利。这些包括:

		a.	SMI purchase order 20201221, dated 21 December 2020, and
SMI采购订单20201221，签订日期为2020年12月21日

		b.	SMI purchase order #20181203, dated 03 December 2018.
SMI采购订单20181203，签订日期为2018年12月3日

	B.	GTI shall deliver the parts and services per the schedule in Appendix B.
GTI应按照附录B中的时间表交付零件和服务。

C.

If SMI needs to order single use Cervical Guides or other parts, assemblies or supplies directly from GTI for clinical trials or marketing activities instead of manufacturing them in China, the prices shall be at cost, inclusive of labor, plus ten percent (10%) markup. This special pricing expires 30 June 2022.

如果SMI为临床试验或营销活动需要直接从GTI订购单次使用的CG管或其他部件、组件或供应品，而不是在中国生产，价格应按成本价，包括人工，再加上10%的利润。此特别价格将于2022年6月30日到期。

4.	Minimum Sales: 最低销售量

In the Jurisdictions, beginning the first full calendar year following National Medical Products Administration (NMPA, formerly CFDA). approval, SMI shall be committed to the minimum sales as specified in the following

Table of Minimum Sales and Orders for Cervical Guide Chip Purchases.
在辖区内，从国家药品监督管理局(NMPA，原CFDA)批准之后的第一个完整日历年开始，SMI须承诺按下表所列的最低销量及CG管芯片的订单量进行采购。

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Both Parties will make best efforts to help SMI achieve the targets in the Table of Minimum Sales and Orders for Cervical Guide Chip Purchases. If a shortfall in minimum Cervical Guide Chip Purchase Orders occurs, the Parties agree to compensate by altering the royalty on chips and the markup on Cervical Guides or other parts, assemblies or supplies ordered from GTI. Only if SMI fails to achieve the minimum chip purchases (described below in the “Table of Minimum Sales and Orders for Cervical Guide Chip Purchases”) for two consecutive years or falls below 40% of the minimum chip purchases for any single year would this Agreement be considered in breach.

The second year sale includes the first year sale，the third year sale includes the first year and the second year sales，the fourth year sale includes the first year the second year and the third year sales.

双方将尽最大努力帮助SMI实现表格中列出的宫颈导管芯片的最低销售和采购量。如果宫颈导管芯片的最低采购量出现差额，双方愿意通过更改芯片的使用费并且通过提高宫颈导管或者从GTI采购的其他部件，组件或者其他供应品的价格来补偿。 只有当SMI连续两年未能达到最低芯片购买量(见下文“颈椎引导芯片采购最低销售和订单表”)，或低于任何一年最低芯片购买量的40%，则视为违反本协议。

第二年的销售量包含第一年的销售量，第三年的销售量包含第一年和第二年的销售量,第四年的销售量包含第一年，第二年和第三年的销售量。

Table of Minimum Sales and Orders for Cervical Guide Chip Purchases

最小订单量和CG管芯片的订单采购列表

Full year following CFDA Approval 取得注册证全年	Number of Devices placed or sold per year 一年机器的订购量	Number of tests per day per Device一台机器一天的测试量	Days per week 一周5天计算	Weeks per year一年的周数	Resulting Minimum Cervical Guide Chip Purchase Orders
1	200	20	5	48	$1824000
2	500	30	5	48	$8664000
3	1000	30	5	48	$22344000
4	1250	30	5	48	$39444000

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5.	Cost of NMPA Approval:

SMI shall underwrite the entire cost of securing approval of LuViva with Chinese National Medical Products Administration (NMPA, formerly CFDA).
通过NMPA的成本：SMI承担申请中国药品监督管理局申请过程中产生的费用（NMPA，原CFDA）。

6.	Manufacturing: 生产

A.

In order to secure and maintain manufacturing rights, SMI needs to establish and maintain manufacturing capabilities in accordance with Appendix C. The approach will be incremental with three major phases.

为了确保和维护制造权利，SMI需要根据附录c建立和维护制造能力。该方法将分为两个主要阶段。

B.	SMI, shall arrange, at its sole cost, for a manufacturer to build tooling to support manufacture of the plastic cart parts, the metal cart parts and the Disposables.
SMI应自行安排支持制造的工装，包括塑料推车配件，金属车体和 一次性耗材。

C．

The price payable by GTI for each Device and each Packet of Disposable supplied by the manufacturer for resale by GTI outside the Territories will be no higher than the then current internal cost to GTI for manufacturing the Device and the then current price by GTI to its current supplier of Disposable

GTI支付给生产商的用于销售于司法管辖区之外的设备和每个耗材的包装的价格不能高于GTI目前内部生产的价格和耗材供应商销售给GTI的当前价格。

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D.	In the event that this not possible, the Parties agree to discuss the following options:
如果不可能，双方同意讨论下列选项：

1)	SMI retains the right to manufacture for China, Hong Kong, Macau and Taiwan, where SMI has distribution and sales rights.
SMI保留中国制造权，香港、澳门和台湾的设备制造和销售权。

2)	SMI elects to manufacture just the Cervical Guides which is anticipated to be able to be at a lower price in China
SMI选择一个较低价格的耗材生产商。

a.	SMI buys the devices and Cervical Guides, or just the devices from GTI.
SMI从GTI采购设备和耗材，或者只采购设备

d.	Other options that may be identified and available to find a mutually satisfactory solution
其他可供选择的并相互满意其他解决方案。

E.

If SMI fails to achieve manufacturing capabilities for the Devices, except for assembly of the handheld and base units, and Disposables in accordance with ISO 13485:2016 by 31 October 2022 for medical devices by 12 months after the completion of Sinicization of the product by GTI, SMI shall no longer have any rights to manufacture, distribute or sell LuViva

如果SMI自GTI全部完成汉化界面起在12个月内，SMI没能按照ISO13485医疗设备之要求在2022年10月31日前成功完成设备和一次性耗材的制造能力，手持设备和基础设备的组装除外，SMI将不再拥有生产、授权和分销LuViva的任何权利

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7.	Technical Assistance for Clinical Trials, Manufacturing and Sales:
对于生产和销售的技术支持

A.

Clinical Trials: Both GTI and SMI recognize the need for technical assistance (1) to prepare hospitals for clinical trials and (2) to provide subject matter expertise and technical support as needed before and during the clinical trials. While the clinical trials are the responsibility of SMI, both parties recognize the value of GTI's expertise with respect to the science, engineering and practice of cervical cancer detection with the LuViva device and GTI's own experience in dealing with the certification of LuViva, particularly with the US Food and Drug Administration (FDA). GTI will provide advice to the clinicians and SMI contractors and will share the GTI-developed protocol for the US FDA during the clinical trial protocol development phase. During the clinical trials, GTI will provide subject matter expertise and product technical expertise as required. This will include advising on any adjustments necessary to ensure success of the clinical trial, such as claims, sample size and procedures, as well as review and correction of any product performance issues. In addition to the support required for the success of the clinical trials, GTI will provide assistance (3) to set up manufacturing, (4) to establish sales protocols and marketing materials and (5) to modify the Chinese language interface on the LuViva product. To that end, both parties pledge cooperation in accordance with Appendix D.

临床试验：GTI和SMI都认识到技术援助的重要性(1)为临床准备医院 (2) 在临床试验之前和期间提供所需的专业知识和技术支持。虽然临床试验是重SMI的责任, 双方都认识到GTI在LuViva设备的宫颈癌检测科学、工程和实践方面的专业知识的价值，以及GTI在处理LuViva认证，特别是与美国食品和药物管理局(FDA)的认证方面的经验。GTI将为临床医生和SMI承包商提供建议，并将在临床试验方案开发阶段分享GTI美国的FDA开发的方案。在临床试验期间，GTI将提供所需的重要的专业知识和产品技术知识。这将包括为确保临床试验成功所必需的任何调整提供建议，如声明、样本量和程序，以及审查和纠正任何产品性能问题。除了为临床试验的成功提供必要的支持外，GTI还将提供协助(3) 建立生产(4) 建立销售方案和市场资料(5)修改LuViva产品的中文界面。为此，双方保证按照附录D进行合作。

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B.

Manufacturing: GTI and SMI recognize that development of a SMI manufacturing process is lengthy and technically challenging. To that end, GTI and SMI will approach the transfer of knowledge and the establishment of capability as a three (3) phase process:

生产；GTI和SMI认识到SMI制造过程的开发是漫长的和技术上的挑战。为此，GTI和SMI将把知识的转移和能力的建立作为一个三(3)阶段的过程:

1.	Phase I: Basic Manufacture of the LuViva Device at SMI: ： 第一阶段:SMI LuViva设备的基本制造:

a.	Source plastic cart parts, the metal cart parts in China 采购塑料车零件，金属车零件

b.	Source the Handheld Unit, Base Unit from GTI 从GTI采购手持单元和基本单元

c.	Inspect all parts in accordance with ISO 13485:2016 and GTI-provided quality standards 按照ISO 13485:2016得标准检验所有部件并且符合GTI提供的质量标准

d.	Assemble device in accordance with quality standards and quality documentation (travelers) 按照质量标准和质量文件组装设备(旅客)

e.	Perform 2 half-day final inspection and any necessary rework 执行2个半天的最终检验和任何必要的返工

f.	Pack and Ship包装和运输

g.

Acquire and set up necessary equipment for the assembly, alignment and test of Handheld and Base Unit (this will include sourcing jigs and tools from GTI, and sourcing optical benches, vibration table and environmental test chamber from other sources, probably in China)

采购和安装必要的设备，以组装，校准和测试手持和基本单元(这将包括从GTI采购夹具和工具，从其他来源采购光学工作台，振动台和环境测试箱，也可能在中国采购)

2.	Phase II: Manufacture of the Disposables ("Cervical Guides") in China (SMI may source from domestic producer of plastic molded products)
第二阶段:在中国制造一次性用品(“子宫颈导管”)(SSMI可从国内的塑料模压制品生产商采购)

a.	Produce and test mold for Cervical Guides to meet GTI-provided specifications 生产和测试CG管的模具以符合GTI得要求

b.	Source plastic beads for Disposables from a GTI-approved source 从GTI认可的原料厂家采购一次性塑料珠

c.	Manufacture and package Disposables in accordance with ISO 13485:2016 and in accordance with requirements for controlling and testing for bioburden. 按照ISO 13485:2016和控制和检测生物负荷的要求制造和包装一次性用品。

d.	Inventory and ship库存和运输

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3.	Phase III: Complete Manufacture of the LuViva Device at SMI
第三阶段:在SMI完成LuViva设备的制造

a.	All capabilities of Phases I and Phase II 第一阶段和第二阶段的所有能力

b.	Sourcing of component parts from SMI-chosen suppliers and GTI 从SMI选择的供应商和GTI采购零部件

c.	Inspect all parts in accordance with ISO 13485:2016 and GTI-provided quality standards 检验所有零部件符合ISO 13485:2016和gti提供的质量标准

d.	Assemble, align and test electro-optical components in Handheld Units and Base Units 组装、对准和测试手持设备和基本设备中的光电元件

e.	Assemble device in accordance with quality standards and quality documentation (travelers) 按照质量标准和质量文件组装设备(旅客)

f.	Perform 2 half-day final inspection and any necessary rework 执行2个半天的最终检验和任何必要的返工

g.	Pack, Inventory and Ship包装，库存和运输

Phase I and Phase II are necessary for receiving NMPA approval for the LuViva product manufacture and distribution. Phase II is desireable as soon as possible to provide GTI with an approved supplier of Disposables for the world market. Phase III will follow NMPA approval as soon as is practicable to establish an economic business model for the LuViva product.

第一和第二阶段是LuViva产品生产和销售获得NMPA批准的必要阶段。第二阶段应尽快为GTI提供一个经批准的全球市场一次性用品供应商。：第三个阶段将在NMPA批准后尽快建立LuViva产品的经济商业模式。

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In order to achieve these capabilities, GTI and SMI agree to develop a mutually agreed to schedule for the acquisition of manufacturing equipment and the technology transfer and training of SMI-personnel. The initial planning will focus on what is necessary to accomplish Phase I and Phase II, and appropriate cost sharing for training. In principle, both GTI and SMI will strive to identify people involved in the training who are bilingual in English and Chinese. If this is not possible, both GTI and SMI, when hosting personnel from the other company, will provide appropriate interpreters during the period of time that there are technical exchange visits. In-country costs shall be borne by the host company.

为了实现这些能力，GTI和SMI同意制定一份双方同意的时间表，用于采购制造设备和SMI人员的技术转让和培训。最初的规划将集中于完成第一阶段和第二阶段的必要工作，以及适当的培训费用分摊。原则上，GTI和SMI都将努力确定参与培训的人员具备中英双语。如果无法做到这一点，GTI和SMI在接待对方公司人员时，将在进行技术交流访问期间提供适当的翻译。境内费用由东道国公司承担。

4.

GTI will ensure that the inventor is kept knowledgeable about the GTI and SMI cooperation. Where practicable, GTI will facilitate the availability of the inventor for consultation and promotion of the LuViva product within the Jurisdiction

GTI将确保发明者对GTI和SMI的合作保持了解。在可行的情况下，GTI将协助发明人在管辖范围内就LuViva产品进行咨询和推广

C.	Sales:

1.	GTI shall provide technical support and training for product upgrades consistent with the technical support provided to other international distributors of LuViva.
GTI将提供和其他国际代理一样的技术支持和产品升级服务。

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2.	GTI shall provide any necessary modifications to the Sinicized service with regards to the LuViva product and software. SMI shall pay the costs associated with these modifications.
GTI应就LuViva产品和软件的汉化服务提供任何必要的修改。SMI将支付与这些修改相关的费用。

3.	GTI shall ensure that the LuViva hardware and software work compatibly with the Cervical Guide RFID chip.
GTI应确保LuViva硬件和软件与宫颈导管的RFID芯片兼容工作。

1)	If the Cervical Guide chip provided by GTI is defective, GTI will provide SMI with a replacement at no cost to SMI.
如果GTI提供的颈椎导管芯片有缺陷，GTI将免费为SMI更换。

2)	If there is a configuration change to the LuViva hardware and software, GTI will ensure that the Cervical Guide RFID chips delivered to SMI are compatible with the new configuration baseline.
如果LuViva的硬件和软件发生配置更改，GTI将确保交付给SMI的宫颈导管RFID芯片与新的配置兼容。

Protection of the IP: 知识产权保护

A.

GTI agrees to protect its sole ownership of the LuViva IP, so as to ensure that the global manufacturing rights for LuViva, and the distribution rights and sales rights for LuViva within the Jurisdictions that GTI assigns to SMI remain legally defensible as exclusive. GTI will coordinate its IP protection with SMI and keep SMI apprised of any actions for IP protection within the Jurisdictions.

GTI同意保护其对LuViva知识产权的唯一所有权，以确保LuViva的全球制造权，以及GTI分配给SMI的辖区内LuViva的分销权和销售权在法律上仍然具有排他性。GTI将与SMI协调其知识产权保护工作，并随时向SMI通报辖区内的任何知识产权保护行动。

B.	SMI agrees to protect GTI IP and trade secrets, so as to prevent unauthorized disclosure or advantage going to a competitor or competitive technology.
SMI同意保护GTI的知识产权和商业机密，以防止未经授权的披露或优势流向竞争对手或竞争技术。

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9.	Trademark within the Jurisdiction: 管辖区内商标:

GTI agrees with the use of the Trademark of Zhenguang (in Chinese “祯光”) instead of LuViva with the above Jurisdictions during the period of manufacturing, distribution and sale.
GTI同意使用的商标Zhenguang(中文“祯光”),而不是LuViva在上述管辖区的制造、分销和销售。

10.	Royalties: 提成费

A.

For each single-use Cervical Guide chip sold by SMI in the Jurisdictions, SMI shall transfer funds to the Escrow Agent at a rate of $1.90 per chip, as adjusted for inflation since 2019, in the amount equaling the number of chips sold. Funds shall be transferred monthly. SMI shall be responsible for paying any taxes and tariffs associated with the transfer of the funds.

SMI在司法管辖区销售每个宫颈导管芯片，需要按月向中介代理按照1.9美元的价格支付提成费。该费率自2019年以来经通胀调整，金额与售出芯片数量相同。资金应每月划拨。SMI应负责支付与资金转移相关的任何税费。

B.

The Parties agree to reassess these royalty amounts at the end of the second year of commercial sales in the Jurisdictions to determine if an adjustment to the royalty amounts, up or down, is warranted. Any adjustments to the royalty amounts must be mutually agreeable.

各方同意保证在辖区内的商业销售的第二年年底重新设定提成费，上调或者下降。提成费的任何调整都必须获得各方同意。

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11.	Commercialization:

If by 30 October 2022, SMI fails to achieve commercialization of LuViva (as defined below) in China. SMI shall no longer have any rights to manufacture, distribute or sell LuViva.
商业化：：如果到2022年10月30日，SMI未能实现LuViva(如下所述)在中国的商业化。SMI将不再拥有任何制造、分销或销售LuViva的权利。

Commercialization of LuViva is defined as SMI achieving all of the following:
SMI达到如下要求被定义为对LuViva的商业化：

	A.	Achieving NMPA for approval of LuViva
获得中国药品监督管理局的批准。

	B.	Achieving Phase I and Phase II levels as defined in Section 7 above of manufacturing capability.
达到上文第7节中定义的第一阶段和第二阶段的制造能力水平。

	C.	Making all payments on time per Section 1 above..
按照上述第1节的规定，按时支付所有款项。

12.	Rights Maintenance and Ongoing Business Operation Coordination
权利维护和正在进行的业务运营协调

The Rights described herein must be maintained by diligent development and commercial efforts. Both Parties agree to use their best efforts to maximize the success of the business within the Jurisdictions contemplated herein. Both parties agree to hold quarterly reviews to discuss the business operations within the Jurisdictions, address areas for improved operations and agree on a rolling 3-year forecasts for orders and pricing for LuViva product and Disposable pricing for products supplied to GTI.

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SMI shall maintain the licensing rights for the commercialization of the LuViva technology within the Jurisdictions beyond the third year of commercialization by developing a mutually agreed to sales commitment, royalty adjustment and pricing to GTI for the following year, and forcasts for the two succeeding years. This commitment, forecast and pricing shall be reviewed quarterly, with necessary adjustments to operations in order to ensure that sales and production commitments are met. The third quarter of each year, following year two of commercialization, shall be used to establish commercially reasonable, and mutually agreed to sales commitment,royalty adjustment, and pricing schedules for the following year, and forcasts for the two succeeding years.

本文所述的权利必须通过勤奋的发展和商业努力来维护。双方同意尽最大努力在本文考虑的司法管辖区内最大限度地提高业务成功率。双方同意进行季度审查，以讨论司法管辖区内的业务运营，解决需要改进的领域，并就LuViva产品的订单和价格的滚动3年预测和供应给GTI产品的一次性定价达成一致。

SMI应通过制定双方同意的销售承诺，GTI下一年的版税调整和定价，以及随后两年的预测，在LuViva技术商业化的第三年之后，在辖区内维持LuViva技术商业化的许可权。该承诺、预测和定价应每季度进行审核，并对运营进行必要的调整，以确保销售和生产承诺的实现。每年第三季度，两年后的商业化，应使用建立商业上合理的，并且双方同意的下一年的销售承诺，版税调整，定价时间表，以及未来两年的预测。

13.	Breach or Failure to Perform: 违反或执行协议失败

A.

SMI shall forfeit this License and shall no longer have any rights to manufacture, distribute or sell LuViva in the Jurisdictions if SMI is unable to cure in a timely manner a material breach of any of SMI's obligations set forth in Section 11 above.

如果SMI不能及时纠正SMI对上述第11条所述任何SMI义务的重大违约，SMI将丧失授权并不再拥有在司法管辖权内的生产，分销和销售LuViva的权利。

	B.	In the event of Breach or Failure to Perform, 如果违反协议或者履行协议失败

		1)	GTI shall provide written notification of the breach or failure to perform.
GTI要出示违反或者履行失败的书面通知

		2)	SMI shall be given a 45 days period in which to cure the breach or failure to perform.
SMI将有45天的时间来纠正违约或者履约失败。

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3)

If the breach or failure to perform is not cured, SMI shall return to GTI, at SMI’s cost, all samples, data, hardware (including all unsold devices and parts), software, regulatory documents, bench and clinical test results and all other information pertaining to LuViva in the Jurisdictions. GTI shall reimburse SMI for all hardware in good working condition at fair market price, and shall reimburse SMI for all payments for any goods and services not delivered less burdened costs for work in progress. Failure to make the payment would be a breach on the part of GTI.

如果违反协议或者履约失败没有被纠正，SMI将赔偿GTI的损失， 包括在司法管辖区内的LuViva的样品、数据、硬件(包括所有未售出的设备和部件)、软件、管理文 件和临床实验结果及其他相关信息的费用。GTI应以公平的市场价格补偿SMI所有处于良好工作状态的硬件，并应补偿SMI未交付的任何货物和服务的所有付款，以减轻正在进行的工作的负担成本。如果GTI未能支付这笔款项，将构成违约。

14.	Termination:

A.

Termination for Breach. If either party breaches a material provision of this Agreement and does not cure the breach within 45 days after written notice from the other party, the non-breaching party shall have the right to: (i) suspend performance or payment until the breach is cured; (ii) terminate this Agreement; or (iii) seek such other remedies as are available at law or equity except as limited by the terms of this Agreement.

B.

Termination for Insolvency. In the event either party (i) makes an assignment for the benefit of creditors; (ii) files or has filed against it a petition in bankruptcy or seeking reorganization; (iii) has a receiver appointed; or (iv) institutes any proceedings for liquidation or winding up, then the other party may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice.

1)

In the case of insolvency by GTI, GTI shall endeavor to ensure that SMI is able to maintain its rights for global manufacture, and for sale and distribution within the Jurisdiction, and have access to the IP either through purchase or license.

		2)	In the case of insolvency by SMI, SMI shall endeavor that all trademark, regulatory and customer account information is transferred to GTI.

	C.	Effect of Termination. Upon termination of this Agreement, the rights and obligations of the parties shall cease except as expressly set forth in this Agreement.

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协议的终止:

	A.	因违约而终止。如果任何一方违反本协议的重要条款，且在另一方发出书面通知后45天内未纠正违约行为，守约方有权:(1)暂停履行或付款，直至纠正违约行为;(2)终止本协议;或(3)寻求法律或衡平法规定的其他救济，但受本协议条款限制的除外。

	B.	因破产而终止。任何一方(1)为债权人的利益作出转让;(2)申请破产或者请求重整的;(3)指定接管人;或(4)提起任何清算或清盘程序，则另一方除享有其他权利和救济外，可立即书面通知终止本协议。

		1）	如果GTI资不抵债，GTI应努力确保SMI能够维护其在管辖范围内的全球制造、销售和分销权利，并通过购买或许可获得知识产权。

		2)	如果SMI资不抵债，SMI应努力将所有商标、监管机构和客户信息转移给GTI。

	C．	终止的影响。本协议终止后，除本协议中明确规定的情形外，双方的权利和义务均应终止。

15.	Notices and Communications:

All notices and other communications required by this Agreement will be effective upon deposit in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below until such notice that a different person or address shall have been designated:

通知和通讯：除非另有所指，与本协议有关的通知和其他通讯都必须以邮戳为准,邮资预付，如下各方的代表地址方为有效。

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If to SMI: 如邮寄给SMI：

No. 5 Zhuijian Street, High-Tech Development Zone, Laiwu Shandong, People’s Republic of China

If to GTI: 如邮寄给GTI

5835 Peachtree Corners East, Suite D, Norcross, GA 30092, USA

16.	Relationship of Parties:

The Parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under this Agreement.

各方关系：此协议各方是独立合同方，在此不的解释为建立合伙、代理或者合资公司的关系，各方在此协议期间对各自的雇佣条件、工作时间和工资等人事问题承担各自的责任。

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17.	Dispute Resolution:

In the event a dispute arises out of or in connection with this Agreement, the parties will attempt to resolve the dispute through friendly consultation. If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance within any statutory rules of mediation. If mediation is not successful in resolving he entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in the State of Georgia in accordance with the laws of the State of Georgia, United States of America. The arbitrator’s award will be final, and judgment may be entered upon it by any Court having jurisdiction within the State of Georgia, United States of America. Each party shall choose one (1) arbitrator and the two (2) chosen arbitrators shall select a third arbitrator, who shall be the Chairman of the Arbitration Panel. As soon as the mediation process has been unsuccessful, either party may select an arbitrator by sending the name of the arbitrator, in writing, to the other party. The party receiving the name of the said arbitrator shall, within fifteen (15) days of receipt, select their arbitrator and shall send their selection, in writing, to the other party. Should that party fail to select their arbitrator within fifteen (15) days of receipt of the name of the first party’s arbitrator, the initial party may seek Court appointment of the receiving party’s arbitrator and the latter shall be responsible for the initial party’s reasonable attorney’s fees and costs in connection with the Court appointment. If the two (2) appointed arbitrators fail to select the third arbitrator within thirty (30) days from the appointment of the second arbitrator, either party, or the parties jointly, may seek Court appointment of the third arbitrator.

争议解决：与执行此协议产生或与此协议有关的争议双方应友好协商解决，如果在一个可接受的时间内协商不能解决，那么任何或全部未能解决的问题按照法律规定调节。如果调节不成功或者不可行，那么应将未能解决的争议按照美国佐治亚州的法律进行最终的仲裁，仲裁是终局的，对双方都有约束力。任何一方都选择（1）一名仲裁员，（2）选举出来的2名仲裁员共同选择另一名仲裁员作为仲裁小组的主席。一旦调节过程不能成功，任何一方可以以发送仲裁员名字并以书面形式通知另一方。收到仲裁员名字的一方，在收到之日起15天内让他们的仲裁员以书面现另一方邮寄他们的选择。如果一方在收到另一方确认仲裁员15日内没能选择出仲裁员，那么最初的一方可以寻求法院为接收信件的一方指定仲裁员，后者将承担前者的律师费和法院费用。如果双方没能在后一方指定出自己的仲裁后30天内没能就第三方仲裁员达成一致，任何一方或者双方共同寻求法院指定第三个仲裁员。

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18.	Applicable Law:

All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia, United States of America.

适用法律：与此协议有关的有效性（解释）、操作、解释和遣词都由美国佐治亚州法律约束

19.	Waivers of Breach:

No waiver by either Party of any breach of any provision shall constitute a waiver of any other breach of that provision or any other provision hereof.
违约豁免：违反协议后获得豁免并不代表获得另一个违反协议的豁免。

20.	Warrants and Representations:

Each Party represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have or with the policies of any institution or company with which such Party is associated.

保证和声明：本协议各方声明并保证，本协议各条款与各方的其他合同或法律义务 无关。

21.	Interpretation:

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any the provisions of this agreement.

解释：各方共同参与商讨和起草本协议，如果对本协议有模糊不清、歧义或者意图不清，双方就如同共同起草该协议一样进行解释该协议，某一条款的起草者不应因为该条款对任何一方有利还是无利而承担假定和举证之责。

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22.	Assignment:

SMI may not assign this Agreement in whole or in part, other than manufacturing, without GTI’s consent, that shall not be unreasonably be withheld. SMI may outsource all or parts of the manufacturing at their discretion, provided that SMI is able to maintain and verify that the quality of the manufacturing maintains CFDA, ISO 13485 and other regulatory standards that GTI may rely upon in sourcing LuViva.

指派：双方共同同意，除了生产外，不能将本协议的全部或部分指派他人。SMI可以在自己的判断下，如果能够维持和确认符合CFDA的质量要求、ISO13485和GTI对LuViva设定的采购标准，可将生产全部或部分外包。

23.

Force Majeure. No Party shall be liable for any delay or failure in performance due to events outside the defaulting Party’s reasonable control, including without limitation acts of God, strikes, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control and must have a severe and demonstrable effect on the business operations of SMI or GTI. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay

不可抗力。任何一方均不对违约方合理控制范围之外的事件造成的任何延误或未能履行负责，这些事件包括但不限于天灾、罢工、骚乱、战争、恐怖主义行为、火灾、流行病或共同承运人的延误或其他超出其合理控制范围的情况,并且必须对SMI或GTI的业务运作产生严重且明显的影响。被免除的一方的义务和权利应在可免除的延迟期间内逐日延长。

24.	Effective Agreement:

This Agreement may be signed by the parties via facsimile or electronic signatures. This Agreement will constitute an effective Agreement when signed by both Parties.
协议生效：该协议各方可以以传真或电子签字。自双方签字后生效。

25.	Entire Agreement:

This Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both parties.

全部协议：该协议陈述了双方对本协议所述标的物的全部同意和理解，并综合了以前双方对此的讨论，任何一方不得以任何条件、定义、保证、理解和尊重（为借口）（涉及）于其他与此协议无关的标的物。该协议除非有双方授权人员以正式书面文书，不的修改和更改。

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the 12th day of August 2021.

兹证明，本协议双方已于2021年8月12日正式授权人员正式签署本协议。

GTI

____________________________

Gene Cartwright

Chief Executive Officer, Guided Therapeutics Inc.

SMI

____________________________

Yaohua Li

Chairman, Shandong Yaohua Medical Instrument Corporation

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